Exhibit 99.1

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Products Company Reports Improved Second Quarter 2015 Results

•
Net sales decreased $29.1 million, or 15.1%, versus the same period of 2014 or 3.9% compared to the second quarter of 2014, excluding the effect of unfavorable changes in foreign currency translation of $21.6 million.

•	Net income for the second quarter ended June 30, 2015 was $1.7 million compared to a net loss of $8.7 million for the second quarter of 2014.

•	Operating income was $1.9 million for the 2015 second quarter compared to an operating loss of $6.2 million in the same period of 2014.

•	EBITDAR from continuing operations for the second quarter of 2015 was $10.3 million compared to $1.0 million in the second quarter of 2014 (EBITDAR is defined below).

ANN ARBOR, Mich. - August 4, 2015 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, today reported operating income of $1.9 million and net income of $1.7 million, or $0.09 per share, on net sales of $163.9 million for the second quarter ended June 30, 2015. This compares with an operating loss of $6.2 million and net loss of $8.7 million, or $0.47 per share, on net sales of $193.0 million for the second quarter of 2014.

"Tecumseh’s results have improved significantly in the second quarter of 2015," stated Harold Karp, President and CEO. "Our focus on commercial and operational performance, combined with our emphasis on cost control is resulting in improved profitability. In addition, our new product launches, currently under way, will further improve our financial performance."

REVIEW OF OPERATIONS
Revenue: Net sales in the second quarter of 2015 decreased by $29.1 million, or 15.1%, compared with the same period of 2014. Excluding the decrease in sales due to the effect of unfavorable changes in foreign currency translation of $21.6 million, net sales decreased by 3.9% compared to the second quarter 2014, primarily due to net lower sales volume and an unfavorable change in sales mix, as well as a slightly unfavorable change in price.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 67% of our total sales and decreased by 10.9% to $110.1 million in the second quarter of 2015, when compared to the second quarter of 2014.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 18% of our total sales and decreased by 17.7% to $28.8 million in the second quarter of 2015, when compared to the second quarter of 2014.
Sales of compressors for air conditioning applications and all other applications represented 15% of our total sales and decreased by 27.3% to $25.0 million in the second quarter of 2015, when compared to the second quarter of 2014.
Gross profit: Gross profit increased by $9.3 million from $17.1 million, or 8.9% of net sales in second quarter of 2014 to $26.4 million, or 16.1% of net sales in the second quarter of 2015. The increase in gross profit in the second quarter of 2015 includes $5.7 million of net favorable changes in overhead costs, warranty and scrap costs and favorable tax settlements in Brazil, lower warranty costs of $4.4 million, favorable changes in currency exchange effect of $1.4 million and a net decrease in commodity costs of $0.7 million. These positive items were partially offset by unfavorable changes in volume and sales mix of $2.3 million and price of $0.6 million.

Selling and administrative (“S&A”): Our S&A expenses decreased by $2.9 million from $24.3 million in the second quarter of 2014 to $21.4 million in the second quarter of 2015. The decrease in S&A expenses was primarily due to a decline in payroll and other benefits of $3.0 million, lower professional fees of $0.3 million and lower travel and other expenses of $1.0 million, resulting from our cost containment initiatives. Such decreases were partially offset by an increase in incentive compensation of $1.4 million.

Other income (expense), net: Other income (expense), net decreased $1.2 million from $1.8 million in second quarter of 2014 to $0.6 million in second quarter of 2015.

Impairments, restructuring charges, and other items: We recorded $3.7 million of expense in impairments, restructuring charges, and other items in the second quarter of 2015, compared to $0.8 million of expense in the same period of 2014. This expense included $1.7 million related to severance, $0.9 million related to restructuring, $0.6 million related to business process re-engineering, and $0.5 million related to a legal settlement.

Income (loss) from Continuing Operations: Income from continuing operations for the second quarter ended June 30, 2015 was $2.0 million, or $0.11 per share, as compared to a loss from continuing operations of $8.4 million, or $0.46 per share for second quarter of 2014. The change was primarily related to the net favorable impact of currency exchange rates, lower warranty costs, net favorable changes in overhead costs, warranty and scrap costs, favorable tax settlements in Brazil, and cost containment initiatives, partially offset by lower sales for the second quarter of 2015, compared to the same period of 2014.

Cash Flow: Cash and cash equivalents were $15.7 million at the end of the second quarter of 2015 while cash balances were $42.7 million and $37.0 million at December 31, 2014 and June 30, 2014, respectively. Cash used in operating activities was $24.3 million for the six months ended June 30, 2015, as compared to $16.5 million of cash used in the first six months of 2014.

Cash used in investing activities was $3.7 million in the first six months of 2015 as compared to cash provided by investing activities of $5.0 million for the same period of 2014.

Cash provided by financing activities was $3.5 million in the first six months of 2015 as compared to cash used of $7.0 million for the same period of 2014.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA from Continuing Operations”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR from Continuing Operations”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net income (loss).

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING OPERATIONS FROM NET INCOME (LOSS)
(in millions)

	Three Months Ended June 30,
	2015	2014
Net income (loss)	$1.7	$(8.7)
Loss from discontinued operations, net of tax	0.3	0.3
Tax expense	0.1	0.3
Interest expense	1.8	2.4
Interest income	(2.0)	(0.5)
Operating income (loss)	1.9	(6.2)
Depreciation and amortization	4.7	6.4
EBITDA FROM CONTINUING OPERATIONS	$6.6	$0.2
Impairments, restructuring charges and other items	3.7	0.8
EBITDAR FROM CONTINUING OPERATIONS	$10.3	$1.0

CONFERENCE CALL INFORMATION
Tecumseh will broadcast its financial results conference call live over the Internet on Wednesday, August 5, 2015, at 1:00 p.m. Eastern Time, and it expects to post, before the conference call, a slide presentation to be used in connection with the conference call. Webcast information can be found in the Investor Relations section of our website at www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; ii) our ability to develop successful new products in a timely manner; iii) the success of our ongoing effort to improve productivity and restructure our operations to reduce costs and bring them in line with projected production levels and product mix; iv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; v) loss of, or substantial decline in, sales to any of our key customers; vi) current and future global or regional political and economic conditions and the condition of credit markets, which may magnify other risk factors; vii) increased or unexpected warranty claims; viii) actions of competitors in markets with intense competition; ix) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; x) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; xi) local governmental, environmental, trade and energy regulations; xii) availability and volatility in the cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; xiii) significant supply interruptions or cost increases; xiv) loss of key employees; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) risks relating to our information technology systems; xvii) impact of future changes in accounting rules and requirements on our financial statements; xviii) default on covenants of financing arrangements and the availability and terms of future financing arrangements; xix) reduction or elimination of credit insurance; xx) potential political and economic adversities that could adversely affect anticipated sales and production; xxi) in India, potential military conflict with neighboring countries that could adversely affect anticipated sales and production; xxii) weather conditions affecting demand for replacement products; and xxiii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.